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                                               Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-79857


                              PROSPECTUS SUPPLEMENT

                     (To Prospectus Dated July 26, 1999 and
                  Prospectus Supplement Dated August 4, 1999)

                               GENERAL MAGIC, INC.

                                  Common Stock

                                 ---------------

     You should read this prospectus supplement, the accompanying prospectus supplement, dated August 4, 1999 and the accompanying prospectus carefully before you invest. All of these documents contain information you should consider carefully before making your investment decision.

     Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 5.

                              Plan of Distribution

     In accordance with the common stock investment agreement as described in the accompanying prospectus supplement, dated August 4, 1999, we provided Cripple Creek Securities, LLC a draw down notice for $2,500,000 on September 10, 1999. As described further in the accompanying prospectus supplement, we will sell and issue to Cripple Creek common stock for up to $2,500,000 from time to time until approximately October 21, 1999. The actual dollar amount of the shares that Cripple Creek will be required to purchase under the common stock investment agreement may be less than $2,500,000 as described in "--Issuances of shares of common stock by us--Amount required to be purchased by Cripple Creek on each draw down" on page S-2 of the accompanying prospectus supplement. The sale and issuance of the common stock is subject to the conditions as further described in "--Issuances of shares of common stock by us--Conditions to draw downs and Cripple Creek's obligation to purchase" on pages S-1 and S-2 of the accompanying prospectus supplement.

     The shares of common stock will be issued at a per share price calculated as set forth in "--Issuances of shares of common stock by us--Purchase Price" on page S-3 of the accompanying prospectus supplement.

     Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is September 10, 1999.


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                                Table of Contents

                                                                          Page
Prospectus Supplement
         Plan of Distribution                                              SS-1

Prospectus Supplement (dated August 4, 1999)
         Plan of Distribution                                               S-1

Prospectus
         Prospectus Summary                                                   1
         About General Magic                                                  3
         The Offering                                                         4
         Risk Factors                                                         5
         Special Note Regarding Forward-Looking Statements                   14
         Use of Proceeds                                                     14
         Dilution                                                            15
         Plan of Distribution                                                15
         Legal Matters                                                       16
         Experts                                                             16
         Where You Can Get More Information                                  16

                 [PROSPECTUS AND PROSPECTUS SUPPLEMENT FOLLOWS]